EXHIBIT 99.1


                          SUBSCRIPTION AGENT AGREEMENT

         This Subscription Agent Agreement (the "Agreement"), made and entered into as of this ___ day of May, 2005, by and between OMNICORDER TECHNOLOGIES INC., a Delaware corporation (the "Company"), and CORPORATE STOCK TRANSFER, INC. (the "Subscription Agent"),

                              W I T N E S S E T H :

         WHEREAS, the Company has filed a Registration Statement on Form SB-2, as amended (Registration No. 333-122328) with the Securities and Exchange Commission (the "Registration Statement") in connection with the proposed offering (the "Rights Offering") of up to 3,977,273 transferable subscription rights (the "Rights") to purchase 3,977,273 shares of the Company's series B convertible preferred stock, par value $.01 per share (the "Series B Preferred"), which are to be issued to holders of outstanding shares of the Company's common stock, par value $.001 per share (the "Common Stock", and such holders, the "Common Stockholders");

         WHEREAS, the Subscription Agent presently serves as transfer agent and registrar of the Company's Common Stock and will also serve as transfer agent and registrar for the Rights and the Series B Preferred;

         WHEREAS, the Company intends to issue to all Common Stockholders one Right (the "Basic Subscription Right") for every 7.53 shares of Common Stock held of record as of May __, 2005 (the "Record Date"), and intends that the Rights will be exercisable to purchase one share of Series B Preferred at a subscription price of $.88 (U.S.) per share (the "Subscription Price"), that any Rights holder who exercises all of their Basic Subscription Rights may subscribe for additional shares of Series B Preferred pursuant to a limited Over-Subscription Right (as defined herein), and that the Rights will be evidenced by transferable certificates (the "Rights Certificates") in a form satisfactory to the Subscription Agent and the Company;

         WHEREAS, notwithstanding the foregoing recital, Common Stockholders who purchased shares of the Company's series A convertible preferred stock, par value $.01 per share (the "Series A Preferred"), in December 2004 are not entitled to receive Basic Subscription Rights, but will be entitled to exercise Over-Subscription Rights on a pro rata basis with Common Stockholders who receive and exercise in full Basic Subscription Rights; and

         WHEREAS, the Company desires to employ the Subscription Agent to act as a subscription agent in connection with the Rights Offering, including, but not limited to, the issuance and delivery of the Rights Certificates, and the Subscription Agent is willing to act in such capacity:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Rights and the Rights Certificates and the respective rights and obligations thereunder of the Company, the holders of Rights Certificates and the Rights Agent, the parties agree as follows:

                                    ARTICLE I
                        APPOINTMENT OF SUBSCRIPTION AGENT

         1.1 APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints the Subscription Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment.

                                   ARTICLE II
                        DELIVERY OF DOCUMENTS BY COMPANY

         2.1 DELIVERY OF DOCUMENTS BY COMPANY. The Company will cause to be timely delivered to the Subscription Agent sufficient copies of the following documents for delivery to all intended recipients of the Rights (the "Rights Offerees"):

         (a)  the Prospectus;

         (b)  blank Rights Certificates, including instructions for completion;

         (c)  a transmittal letter to Rights Offerees (the "Rights Letter");

         (d) separate instructions for Rights Offerees who are nominees (the Nominee Instructions"); and

         (e) a notice of guaranteed delivery (the "Notice of Guaranteed Delivery").

         2.2 ADDITIONAL DOCUMENTS TO BE DELIVERED BY COMPANY. The Company will also deliver to the Subscription Agent:

         (a) resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the Secretary or Assistant Secretary of the Company.

                                   ARTICLE III
                   DETERMINATION OF RIGHTS OFFEREES AND RIGHTS

         3.1 DETERMINATION OF RIGHTS OFFEREES. On the Record Date, the Subscription Agent shall create and maintain, from the stock ledger and register it maintains in its capacities as transfer agent and registrar for the Common Stock, a list of the names, addresses and taxpayer identification numbers of the Rights Offerees and the number of Rights each such Rights Offeree is entitled to receive in the Rights Offering (the "Rights Ledger"). With respect to the Common Stock held of record by stock depositary trust companies, the Subscription Agent and the Company shall timely solicit and obtain a list containing similar information with respect to the broker/dealers or banks for whom such companies hold such stock as nominee and merge such information with and into the Rights Ledger. The Rights Offerees shall be established as of the close of business on the Record Date.

         3.2 DETERMINATION OF RIGHTS. Each Rights Offeree shall receive one Right for every 7.53 shares of Common Stock held of record as of the Record Date. Fractional Rights will not be issued by the Company.


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


                                   ARTICLE IV
             MAILING OF SUBSCRIPTION DOCUMENTS BY SUBSCRIPTION AGENT

         4.1 MAILING OF SUBSCRIPTION DOCUMENTS BY SUBSCRIPTION AGENT. Except as provided in Section 4.2 below, upon the written advice of the Company, signed by any of its duly authorized officers, after the date of effectiveness of the Registration Statement, the Subscription Agent shall mail or cause to be mailed, via first class mail, to each Rights Offeree a prospectus, Rights Certificate, including instructions for completion, Rights Letter and Notice of Guaranteed Delivery (the "Subscription Documents"). Prior to mailing, the Subscription Agent, as transfer agent and registrar for the Rights, will cause to be issued Rights Certificates in the names of the Rights Offerees and for the number of Rights to which they are each entitled, as determined in accordance with Section 3 above. The Subscription Agent shall make reasonable efforts to identify which of the Rights Offerees are likely to be nominee holders and to include the Nominee Instructions with such mailing to such Rights Offerees. The Subscription Agent shall either manually sign or affix a duly authorized facsimile signature on all Rights Certificates. The signatures of the officers of the Company on the Rights Certificates shall be facsimile signatures. Immediately after the Rights Certificates are mailed, the Subscription Agent shall execute and deliver to the Company a certificate in the form Exhibit A hereto.

         4.2 FOREIGN STOCKHOLDERS. If requested by the Company, the Subscription Agent shall airmail or courier the documents required by Section
4.1 to Rights Offerees whose addresses are outside the United States or Canada and take other reasonable action requested by the Company to cause the timely delivery of such documents to such Rights Offerees.

                                    ARTICLE V
                             SUBSCRIPTION PROCEDURE

         5.1 VALID EXERCISE OF RIGHTS. For a valid exercise of Rights to occur, the Subscription Agent must receive, by mail, hand delivery, and otherwise, prior to 5:00 p.m., New York City time, on June __, 2005 (the "Expiration Date"), which time period may not be extended by the Company, the Rights Certificate pertaining to such Rights, which has been properly completed and endorsed for exercise, as provided in the instructions on the reverse side of the Rights Certificate, and payment in full in U.S. dollars of the Subscription Price for the number of shares of Series B Preferred subscribed by check, bank check, money order or other negotiable instrument payable to the order of "Corporate Stock Transfer, Inc., as Subscription Agent for OmniCorder Technologies, Inc."

         5.2 GUARANTEED SIGNATURES. If a Rights Offeree requests that the Rights Certificate representing the Series B Preferred to be issued in a name other than the name of the Rights Offeree or such certificate is to be sent to an address other than the address shown on such Rights Offeree's Rights Certificate, the signatures on such Rights Certificate must be guaranteed by a financial institution (including commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee or medallion program within the meaning of Rule l7 Ad-l5 under the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution").


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


         5.3 DEPOSITORY TRUST COMPANY. In the case of Rights Offerees of Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Basic Subscription Right may be effected by instructing DTC to transfer Rights from the DTC account of such Rights Offeree to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, as applicable. Alternatively, a Rights Offeree may exercise the Rights evidenced by the Rights Certificate by effecting compliance with the procedures for guaranteed delivery set forth in Section 5.4 below.

         5.4 NOTICE OF GUARANTEED DELIVERY. If a Rights Offeree wishes to exercise Rights, but time will not permit such Rights Offeree to cause the Rights Certificate evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions are met (the "Guaranteed Delivery Procedures"): (a) such Rights Offeree has caused payment in full of the Subscription Price for each share of Series B Preferred being subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to be received by the Subscription Agent on or prior to the Expiration Date; (b) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Subscription Documents, from an Eligible Institution, stating the name and address of the Rights Offeree, the Rights Certificate number(s) held by such Rights Offeree, the number of Rights held by the Rights Certificate or Rights Certificates held by such Rights Offeree, the number of shares of Series B Preferred being subscribed for pursuant to the Basic Subscription Right and the number of shares of Series B Preferred, if any, being subscribed for pursuant to the Over-Subscription Right, and guaranteeing the delivery to the Subscription Agent of the Rights Certificate evidencing such Rights at or prior to 5:00 p.m., New York City time, on the date three (3) business days following the date of the Notice of Guaranteed Delivery; and (c) the properly completed Rights Certificate(s) evidencing the Rights being exercised, with any required signatures guaranteed, are received by the Subscription Agent, or such Rights are transferred into the DTC account of the Subscription Agent, at or prior to 5:00 p.m., New York City time, on the date three (3) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery way be delivered to the Subscription Agent in the same manner as Rights Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (facsimile: (303) 282-5800).

         5.5 DEEMED EXERCISES. If a Rights Offeree has not indicated the number of Rights being exercised, or if the Subscription Price payment forwarded by such Rights Offeree to the Subscription Agent is not sufficient to purchase the number of shares of Series B Preferred subscribed for, the Rights Offeree will be deemed to have exercised the Basic Subscription Right with respect to the maximum number of Rights which may be exercised for the Subscription Price delivered to the Subscription Agent and, to the extent that the Subscription Price payment delivered by such Rights Offeree exceeds the Subscription Price multiplied by the maximum number of Rights which may be exercised (the Subscription Excess"), the Rights Offeree will have been deemed to have exercised its Over-Subscription Right to purchase, except as provided in Section 8.2, that number of shares of Series B Preferred equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, up to the maximum number of shares of Series B Preferred purchasable by such Rights Offeree. The Subscription Agent, as soon as practicable after the exercise of the Rights, shall mail to such Rights Offerees any portion of the


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


Subscription Excess not applied to the purchase of shares of Series B Preferred pursuant to the Over-Subscription Right, without interest or deduction.

                                   ARTICLE VI
                   DELIVERY OF STOCK CERTIFICATES AND WARRANTS

         6.1 DELIVERY OF STOCK CERTIFICATES. As soon as practicable after the Expiration Date, the Subscription Agent shall mail certificates representing the shares of Series B Preferred subscribed for by the holders of the Rights. The certificates shall be mailed via first class mail to the subscribers' address as shown on the reverse side of the Rights Certificate or, if none, then as listed on the Subscription Agent's register (except that the Subscription Agent shall comply with any ancillary written delivery instructions provided by any subscriber). The Subscription Agent shall maintain a mail loss surety bond protecting the Company and the Subscription Agent from loss or liability arising out of non-receipt or non-delivery of such certificates.

                                   ARTICLE VII
                          FRACTIONAL RIGHTS AND SHARES

         7.1 FRACTIONAL RIGHTS AND SHARES. No fractional Rights will be issued by the Company. A Rights Certificate may not be divided in such a manner as would permit the holders to subscribe for a greater number of shares of Series B Preferred than the number for which they would be entitled to subscribe under the original Rights Certificate. Rights Offerees, such as banks, securities dealers and brokers, who receive Rights as nominees for one or more beneficial owners shall be entitled to exercise their Rights Certificates on behalf of the beneficial owners.

                                  ARTICLE VIII
                             OVER-SUBSCRIPTION RIGHT

         8.1 OVER-SUBSCRIPTION RIGHT. If a Rights Offeree exercises his or her Basic Subscription Right in full, the Rights Offeree may subscribe for additional shares of Series B Preferred (the "Over-Subscription Right") at the Subscription Price, on a pro rata basis with Common Stockholders who also beneficially own Series A Preferred and who were not, pursuant to the terms of the Series A Preferred, entitled to receive Basic Subscription Rights. The Subscription Agent shall determine the number of shares of Series B Preferred subscribed for pursuant to the exercise of all Over-Subscription Rights. If sufficient shares of Series B Preferred in excess of all shares of Series B Preferred subscribed for pursuant to the regular exercise of Rights are available to satisfy all exercised Over-Subscription Rights, the Subscription Agent shall fill all such exercised Over-Subscription Rights. To the extent, however, that sufficient shares of Series B Preferred are not available to fill all such exercised Over-Subscription Rights, the shares of Series B Preferred which are available will be allocated among those electing to additionally subscribe on a pro rata basis in proportion to the amount of each securityholder's Over-Subscription. Unsubscribed Rights as of the Expiration Date may be subscribed for by those electing to exercise the Over-Subscription Right. To exercise the Over-Subscription Right, the appropriate block on the Subscription form must be completed and payment in full for additional shares of Series B Preferred must accompany the form and be submitted to the Subscription Agent prior to the Expiration Date.


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



         8.2 REFUND. In the event any holder who exercises his Basic Subscription Right or Over-Subscription Right does not receive the shares of Series B Preferred subscribed thereby, the Subscription Agent shall refund the Subscription Price paid for the shares of Series B Preferred not received, without interest, to such holder promptly after the Expiration Date.

                                   ARTICLE IX
             DEFECTIVE EXERCISE OF RIGHTS; LOST RIGHTS CERTIFICATES

         9.1 DEFECTIVE EXERCISE OF RIGHTS. The Company shall have the right to reject any defective exercise of Rights or to waive any defect in exercise. If the Company advises the Subscription Agent that the Company rejects any defective exercise of Rights (except a failure to pay the full Subscription Price with respect to such exercise), at the Company's request the Subscription Agent shall as soon as practicable either (i) telephone the holder of such Rights (at the telephone number on the reverse side of the Rights Certificate) to explain the nature of the defect if the defect and the necessary correction can be adequately explained by telephone and the holder can correct the defect without possession of the Rights Certificates, or (ii) mail the Rights Certificate, together with a letter explaining the nature of the defect in exercise and how to correct the defect. If an exercise is not defective except that there is a partial payment of the Subscription Price, the Subscription Agent shall issue only the number of shares of Series B Preferred for which sufficient payment has been made and seek additional payment for the remaining number of shares of Series B Preferred for which the exercise of the underlying Rights had been attempted. Any Rights Certificate with respect to which defects in exercise are not corrected prior to 5:00 p.m., New York City time, on the Expiration Date, shall be returned with any applicable tendered funds, without interest, to the holder of such Rights Certificate.

         9.2 LOST RIGHTS CERTIFICATES. If any Rights Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing shares of Common Stock of the Company that the Company and the Subscription Agent in its capacity as transfer agent for the Common Stock use, provided that such procedure must be completed prior to the Expiration Date in order to be effective.

                                    ARTICLE X
                           PROOF OF AUTHORITY TO SIGN

         10.1 PROOF OF AUTHORITY TO SIGN. The Subscription Agent need not procure supporting legal papers, and is authorized to dispense with proof of authority to sign (including any proof of appointment or authority to sign of any fiduciary, custodian for a minor, or other person acting in a representative capacity), and to dispense with the signatures of co-fiduciaries, in connection with exercise of the Rights in the following cases:

         (a) where the Rights Certificate is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary, and the subscription form thereof is executed by such executor, administrator, trustee, custodian for a minor or other fiduciary, and the shares of Series B Preferred subscribed for are to be issued in the name of the registered holder of the Rights Certificate, as appropriate;


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


         (b) where the Rights Certificate is in the name of a corporation and the subscription form thereof is executed by an officer of such corporation and the shares of Series B Preferred subscribed for are to be issued in the name of such corporation;

         (c) where the Rights Certificate is executed by a bank or broker as agent for the registered holder of the Rights Certificate; provided that, the shares of Series B Preferred subscribed for are to be issued in the name of the registered holder of the Rights Certificate; and

         (d) where the Rights Certificate is registered in the name of a decedent and the subscription form thereof is executed by a subscriber who purports to act as the executor or administrator of the estate, provided (i) the subscription is for not more than $1,000, and (ii) the shares of Series B Preferred subscribed for are to be registered in the name of the subscriber as executor or administrator of such estate of the deceased registered holder. In all of the cases set forth in this Section 10 and notwithstanding anything contained in this Agreement to the contrary, the check tendered in payment of the applicable subscription must be drawn for the proper amount, to the order of the Subscription Agent and otherwise be in proper form, and there must be no evidence indicating that the subscriber is not the duly authorized representative he purports to be. In cases other than those set forth above, the Subscription Agent should procure the necessary legal documents. However, in the event that all legal requirements for proper exercise of the Rights have not been met at the Expiration Date, the Subscription Agent may accept approval from the Company as to whether such Rights Certificates may be accepted and the shares of Series B Preferred subscribed for thereunder issued.

                                   ARTICLE XI
                                 ESCROW OF FUNDS

         11.1 ESCROW OF FUNDS. Any funds received by the Subscription Agent as payment in connection with subscriptions for shares of Series B Preferred pursuant to the Rights Offering shall be deposited in an escrow account with Guaranty Bank and Trust Company ("Guaranty Bank") to be held in trust and escrow by Guaranty Bank (and shall be invested in a non-interest-bearing bank account or other investment acceptable to the Company) pending receipt of written disbursement instructions from the Company, at which time the funds shall be disbursed in accordance with such written instructions from the Company. The Subscription Agent is hereby authorized and directed to endorse, negotiate and deposit all subscription payments into the escrow account to be maintained by Guaranty Bank. The Subscription Agent shall account on a weekly basis to the Company for all escrowed funds and on a more frequent basis, if requested by the Company.

                                   ARTICLE XII
                                     REPORTS

         12.1 REPORTS. If requested by the Company, the Subscription Agent shall notify Mr. Denis A. O'Connor at the Company (631-244-8244) or his designee, by telephone on or before 4:00 p.m., New York City time, on each business day during the period commencing with mailing of the Rights Certificates and ending at the Expiration Date (and in the case of guaranteed delivery, ending three (3) business days after the Expiration Date), which notice shall thereafter be confirmed in writing, of (i) the number of shares of Series B Preferred Stock validly subscribed for, (ii) the number of shares of Series B Preferred Stock subject to guaranteed delivery, (iii) the number of shares of Series B Preferred Stock for which defective subscriptions have been received and the nature of such defects, (iv) the number of shares of Series B Preferred Stock validly


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


subscribed for pursuant to the Over-Subscription Rights, and (v) the amounts of collected and uncollected funds in the subscription escrow account established under this Agreement. At or before 5:00 p.m., New York City time, on the fifth business day following the Expiration Date, or upon the request from the Company from time to time thereafter, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Date of all the information set forth in clauses (i) through (v) above. At or before 5:00 p.m., New York City time, on the fifth business day following receipt from the Company of written instructions to mail the shares of Series B Preferred Stock subscribed for pursuant to the Rights, the Subscription Agent will execute and deliver to the Company a certificate in the form of Exhibit B hereto. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or their designees with such information compiled by the Subscription Agent pursuant to this Section 12 as any of them shall request from time to time by telephone or telecopy. The Subscription Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Section 12 shall be accurate in all material respects.

                                  ARTICLE XIII
                               FUTURE INSTRUCTIONS

         13.1 FUTURE INSTRUCTIONS. With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company: Denis A. O'Connor or Celia Schiffner.

                                   ARTICLE XIV
                               PAYMENT OF EXPENSES

         14.1 PAYMENT OF EXPENSES. The Company will pay the Subscription Agent for its services under this Agreement in accordance with the fees listed on
Schedule I attached hereto, and will reimburse the Subscription Agent for all reasonable and necessary expenses incurred by it in so acting.

                                   ARTICLE XV
                                     COUNSEL

         15.1 COUNSEL. The Subscription Agent may consult with counsel satisfactory to it, which may be counsel to the Company, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion of such counsel.


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


                                   ARTICLE XVI
                                 INDEMNIFICATION

         16.1 INDEMNIFICATION. The Company covenants and agrees to indemnify and hold the Subscription Agent harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages, which may be paid, incurred or suffered by or to which the Subscription Agent may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from its actions pursuant to this Agreement and for which the Subscription Agent is not otherwise reimbursed under the mail loss surety bond; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by the Subscription Agent as a result of, or arising out of, any negligence, misconduct or bad faith of the Subscription Agent or of any employees, agents or independent contractors used by the Subscription Agent in connection with performance of its duties hereunder.

                                  ARTICLE XVII
                                  MISCELLANEOUS

         17.1 NOTICES. Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or telecopy or by first class mail, postage prepaid, a follows:

         (a)  If to the Company, to:

                    OmniCorder Technologies, Inc.
                    125 Wilbur Place, Suite 120
                    Bohemia, New York 11716
                    Attention:  Denis A. O'Connor
                    Facsimile (631) 244-7960

                    With a copy to:

                    Spencer G. Feldman, Esq.
                    Greenberg Traurig, LLP
                    200 Park Avenue
                    New York, New York 10166
                    Facsimile (212) 801-6400

         (b)  If to the Subscription Agent, to:

                    Corporate Stock Transfer, Inc.
                    3200 Cherry Creek, Suite 430
                    Denver, Colorado 80209
                    Attention: Carylyn Bell
                    Facsimile (303) 282-5800

         17.2 AMENDMENTS AND WAIVERS. This Agreement may not be amended or modified except by a written instrument or document which has been executed by all of the parties hereto. Any party hereto may waive any of its rights arising under this Agreement only by a written


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instrument or document executed by such party, and any such waiver shall not be construed as a waiver of any subsequent, or other, right of such party.

         17.3 INVALIDITY. If one or more of the tents of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining terms of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable term or terms had never been contained herein.

         17.4 BINDING EFFECT AND ASSIGNMENTS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that, without the prior written consent of the Company, the Subscription Agent may not assign any of its interests, rights or obligations arising out of this Agreement.

        17.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  [Remainder of page intentionally left blank.]


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


         IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the date first written above.

                                                  OMNICORDER TECHNOLOGIES, INC.


                                                  By:
                                                      --------------------------
                                                  Name:
                                                        ------------------------
                                                  Title:
                                                         -----------------------



                                                  CORPORATE STOCK TRANSFER, INC.


                                                  By:
                                                      --------------------------
                                                  Name:
                                                        ------------------------
                                                  Title:
                                                         -----------------------



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                                   SCHEDULE I

                          SUBSCRIPTION AGENT AGREEMENT

FEES AS SUBSCRIPTION AGENT:

$7,500.00